Exhibit 10.9

Form of Sprott Royalty Agreement

ROYALTY Agreement

Between

MUDRICK CAPITAL ACQUISITION CORPORATION

- and -

HYCROFT RESOURCES & DEVELOPMENT, INC.

- and -

SPROTT PRIVATE RESOURCE LENDING II (CO) INC.

[●], 2020

1.	Definitions	1
2.	Interpretation	10
3.	Royalty	11
First Royalty Repurchase Price = (A x B x C) – (A x D)		11
Second Royalty Repurchase Price =		12
(A x B x C) – (A x D)		12
4.	Payment of Cash Consideration	15
5.	Calculation of Net Smelter Returns	16
6.	Taxes	17
7.	Reporting Obligations	19
8.	Records; Audits; Inspections	20
9.	Maintenance of Existence and Property	21
10.	Management of Mining Operations	22
11.	Insurance Matters	24
12.	Security	25
13.	Representations and Warranties of the Hycroft Parties	25
14.	Indemnities	25
15.	Guaranteed Obligations	26
16.	Term	28
17.	Transfers	28
18.	Transfer Rights of the Payee	28
19.	Governing Law	29
20.	Notices	29
21.	General Provisions	30

i

Table of Contents

(continued)

SCHEDULES:

1 – DESCRIPTION OF THE PROPERTY

2 –  PERMITTED ENCUMBRANCES

3 –  REPRESENTATIONS AND WARRANTIES OF THE HYCROFT PARTIES

4 –  FORM OF ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

ii

ROYALTY AGREEMENT

ROYALTY AGREEMENT dated [●], 2020.

BETWEEN:

MUDRICK CAPITAL ACQUISITION CORPORATION, a corporation existing under the laws of Delaware (“Parent”)

- and -

HYCROFT RESOURCES & DEVELOPMENT, INC., a corporation existing under the laws of Nevada (the “Owner”)

- and -

SPROTT PRIVATE RESOURCE LENDING II (CO) INC., a corporation existing under the laws of Ontario (the “Payee”)

WHEREAS:

(A)	The Owner, which is an indirect wholly-owned Subsidiary of the Parent, owns and has the right to explore, develop, operate and mine 100% of the Property.

(B)	The Owner has agreed to create, grant and convey the Royalty to the Payee on the terms and conditions described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

For the purposes of this Agreement (including the recitals), unless the context otherwise requires, each of the following terms shall have the meaning given to it, as set out below, and grammatical variations of any such term shall have a corresponding meaning:

“Abandonment Property” has the meaning set out in Section 1.4(iv).

“Additional Rights” means all assets located on or at or used in connection with the Property or to mine the Precious Metals from the Property as well as all Precious Metals, Authorizations, Other Rights, tailings, fixtures, mines, facilities, equipment and inventory, existing or to be developed, constructed, and operated at or in respect of the Property with respect to the Project, including infrastructure assets, tailings management facilities and other plants.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition and the definition of “Subsidiary”, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Royalty Agreement and all attached schedules, as such may be amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Allied” means Allied VGH Inc., a Nevada corporation.

“Allowable Deductions” has the meaning set out in Section 1.5(ii).

“Annual Forecast Report” means a written report, in relation to a fiscal year, with respect to the Project, including with reasonable detail a forecast, based on the current development or mine plan as applicable, of the estimated quantity of Precious Metals expected to be produced during such fiscal year on a monthly basis and over the remaining life of the mine on a year-by-year basis, including:

(a)	the amount and a description of planned operating and capital expenditures;

(b)	grade of Precious Metals to be mined; and

(c)	with respect to the processing facilities, the grade of Precious Metals to be processed; expected recoveries for gold and silver; and doré weight and gold and silver grade.

“Annual Operational Report” means a written report in relation to a fiscal year with respect to the Project, to be prepared by or on behalf of the Owner, which shall include all of the information pertaining to the construction, commissioning or operations of the Project contained in annual reports prepared and provided to the board of directors of any of the Hycroft Entities and, to the extent not contained in such reports, will also contain, for such year:

(a)	grade of Precious Metals mined;

(b)	with respect to the processing facilities, recoveries for gold and silver; and doré weight and gold and silver grade;

(c)	the number of ounces of Precious Metals contained in the material processed during such year, but not delivered to a Payor by the end of such year;

(d)	the number of ounces of Precious Metals produced and delivered to and paid for by a Payor, and the names and addresses of each such Payor;

(e)	the payment to the Payee and/or estimated payment to the Payee with respect to Precious Metals referred to in subsection (b) on account of the Royalty;

(f)	a reconciliation between any estimated payment specified in an Annual Operational Report pursuant to subsection (e) for a preceding year and the final payment;

(g)	the amount and a description of operating and capital expenditures;

(h)	a statement setting out the current estimated mineral reserves and mineral resources balances (by category) with notes on the assumptions used, including cut-off grade, metal prices and metal recoveries;

(i)	a review of the development and operating activities, production volumes for the year and a report on any material issues or departures from that contemplated by the Annual Forecast Report, as applicable as of the first day of the fiscal year;

(j)	variances from projected operating and capital expenditures and any actual or expected adverse impact on development or production or recovery of Precious Metals, whether as to quantity or timing, together with the details of the plans to resolve or mitigate such matters;

(k)	if applicable, the percentage completion compared to the initial development plan of the major elements of construction and the anticipated date of commencement of commercial production, if it has not yet then occurred; and

(l)	details of any material health or safety violations and/or material violations of any Applicable Laws (including Environmental Laws).

“Applicable Law” means any law (including common law and equity), any domestic or foreign constitution or any federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person’s property or assets.

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

“Business Day” means any day other than Saturday, Sunday or a statutory holiday when banks are not open in Toronto, Ontario, Winnemucca, Nevada, Salt Lake City, Utah and Denver, Colorado.

“Cash Consideration” means $30,000,000.

“Contaminant” means any solid, liquid, gas, odor, heat, sound, vibration, radiation, or combination of any of them, that does or is reasonably expected to:

(a)	impair the quality of the Environment for any use that can be made of it;

(b)	injure or damage property or plant or animal life;

(c)	adversely affect the health of any individual;

(d)	impair the safety of any individual;

(e)	render any plant or animal life unfit for use by man; or

(f)	create a liability under any Environmental Law;

and includes any “contaminant” within the meaning ascribed to such term in any Environmental Law.

“Credit Agreement” means that certain Credit Agreement, dated as of October 4, 2019 between Hycroft Mining Corporation, the Owner, Allied, the Lender and Sprott Resource Lending Corp., as assigned by Hycroft Mining Corporation to the Parent and as such may be amended, supplemented, restated, modified or superseded from time to time.

“Deductions” means any and all smelting, refining, treatment and other charges, penalties, insurance, deductions, transportation, settlement, financing, price participation charges and/or other charges, penalties, deductions, set-offs, Taxes and expenses pertaining to and/or in respect of the operation of the Project, the Property, the Minerals therefrom and the calculation or determination of the payments on account of the Royalty (or payments in lieu thereof).

“Deed of Trust” means the deed of trust evidencing the Payee’s security interest and first priority lien on the Property, subject to Permitted Encumbrances.

“Designated Jurisdiction” means Canada, the United States of America or such other location as may be agreed between the Parent and the Payee.

“Documents” means collectively this Agreement, the Deed of Trust, the Royalty Deed and any other agreements or documents, whether now or hereafter existing, executed or delivered in connection with this Agreement or any amendment thereto, and any amendments, supplements, modifications, renewals or extensions of any of the foregoing documents.

“Effective Date” means the date on which all of the conditions set forth in Section 1.4(i) have been satisfied or waived by the Payee in writing and the Owner has received the Cash Consideration as contemplated in Section 1.4(i).

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, security interest, priority or other security agreement, preferential arrangement or encumbrance of any kind or nature whatsoever, including any conditional sale or other title retention agreement or the interest of a lessor under a capital lease or finance obligation (or any similar arrangement) or prior claims or royalties of any nature whatsoever, whether registered or recorded or unregistered or unrecorded.

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land (surface and underground), all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor and underground spaces.

“Environmental Laws” means any Applicable Law relating to the Environment, occupational or mine health or safety, industrial hygiene, product liability or any past, present or future activity, event or circumstance in respect of any Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof or the terms of any Authorization issued in connection therewith) or the environmental conditions on, under or about any real property (including soil, groundwater and indoor, underground and ambient air conditions).

“Excluded Taxes” with respect to the Payee or any other recipient of any Royalty or payment or transfer of property of any kind under this Agreement:

(g)	any Taxes imposed on or measured by such recipient’s net income, net profits, or capital gains, and any branch profits taxes or franchise or capital Taxes imposed in lieu of or in addition to overall net income or profits Taxes, as a result of a present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) of the Governmental Body imposing such Tax (other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, or made or received payments under this Agreement);

(h)	any Taxes which arise because of a change in the Payee or any other recipient or any change in the jurisdiction in which the Payee or any other recipient is resident or incorporated but only to the extent such Taxes resulting from the change would result in greater payments by the Owner pursuant to Section 1.1 hereof;

(i)	any Taxes which arise by reason of the Payee, or any other recipient, receiving the Royalty in a jurisdiction other than a Designated Jurisdiction but only to the extent that such Taxes arising as result of receiving the Royalty in such jurisdiction instead of a Designated Jurisdiction results in greater payments by the Owner pursuant to Section 6 hereof; or

(j)	any Taxes imposed on amounts payable to the Payee or any other recipient under the United States Foreign Account Tax Compliance Act.

“Governmental Body” means the government of Canada, the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator or arbitrators, tribunal, central bank or other entity exercising executive, legislative, judicial or arbitral, taxing, regulatory or administrative powers or functions (including any applicable stock exchange).

“Guaranteed Obligations” has the meaning set out in Section 1.10(i).

“Guarantor” has the meaning set out in Section 1.10(i).

“Hazardous Materials” means any pollutant or Contaminant, including any hazardous, dangerous, registrable or toxic chemical, material or other substance within the meaning of any Environmental Law.

“Hedging Activities” means any and all activities by which a Hycroft Entity sells or disposes of Precious Metals by entering into off-take agreements or engaging in any commodity futures trading, options trading, metals trading, or sales or dispositions of Precious Metals, in each case for other than spot market prices for Precious Metals produced from the Property, or any combination thereof, and any other similar hedging transactions or arrangements.

“Hycroft Entities” means the Parent and the Owner and each of their Affiliates from time to time.

“Hycroft Parties” means the Parent and the Owner.

“LBMA” means the London Bullion Market Association.

“Lender” means Sprott Private Resource Lending II (Collector), LP.

“Losses” means any and all damages, claims, losses, lost profits, liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees).

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development that has, or could reasonably be expected to have, a material and adverse effect on:

(k)	the Property (including the ability of the Hycroft Entities to construct, develop or operate the Project substantially in accordance with the development or mine plan, as applicable, for the Project in effect at the time of the occurrence of the Material Adverse Effect);

(l)	the ability of any Hycroft Party to perform its obligations under this Agreement; or

(m)	the legality, validity, binding effect or enforceability of this Agreement or the rights and remedies of the Payee under this Agreement.

“Minerals” means any and all metals, minerals and mineral rights of every nature and kind, including metals, precious metals, base metals, gems, diamonds, industrial minerals, commercially valuable rock, aggregate, clays, sands and diatomaceous earth, hydrocarbons, oil, gas, coal and other materials in whatever form or state which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property.

“Monthly Average Gold Price” means, for any given calendar month, the monthly average of the daily afternoon (PM) per ounce LBMA Gold Price as quoted in United States dollars by LBMA (currently in partnership with ICE Benchmark Administration) for Refined Gold for such month, calculated by dividing the sum of all such quotations during such month by the number of such quotations; provided that, if for any reason the LBMA is no longer in operation or if the price of Refined Gold is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Monthly Average Gold Price shall be determined by reference to the price of Refined Gold determined in the manner endorsed by the LBMA and World Gold Council, failing which the Monthly Average Gold Price will be determined by reference to the price of Refined Gold on a commodity exchange mutually acceptable to the Parent and the Payee, acting reasonably.

“Monthly Average Silver Price” means, for any given calendar month, the month average of the daily per ounce LBMA Silver Price as quoted in United States dollars by LBMA (currently in partnership with CME Group and Thomson Reuters) for Refined Silver for such month, calculated by dividing the sum of all such quotations during such month by the number of such quotations; provided that, if for any reason the LBMA is no longer in operation or if the price of Refined Silver is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Monthly Average Silver Price shall be determined in the manner endorsed by the LBMA, failing which the Monthly Average Silver Price will be determined by reference to the price of Refined Silver on a commodity exchange mutually acceptable to the Parent and the Payee, acting reasonably.

“Monthly Operational Report” means a written report in relation to a calendar month (or otherwise, as set forth below) with respect to the Project, to be prepared by or on behalf of the Owner for each month, which shall include all of the information contained in the monthly operating reports for the month prepared and provided to the board of directors of any of the Hycroft Entities and, to the extent not contained in such reports, will also contain, for such month:

(n)	grade of Precious Metals mined;

(o)	with respect to the processing facilities, recoveries for gold and silver; and doré weight and gold and silver grade;

(p)	the number of ounces of Precious Metals contained in the material processed during such month, but not delivered to a Payor by the end of such month;

(q)	the number of ounces of Precious Metals produced and delivered to a Payor, and the names and addresses of each such Payor;

(r)	the payment to the Payee and/or estimated payment to the Payee with respect to Precious Metals referred to in subsection (b) on account of the Royalty;

(s)	a reconciliation between any estimated payment specified in a Monthly Report pursuant to subsection (e) for a preceding calendar month and the final payment;

(t)	on a semi- annual (and not monthly basis) any material changes from the most recent production forecasts provided to the Payee;

(u)	the amount and a description of operating and capital expenditures; and

(v)	any material changes from the most recent production forecasts provided to the Payee.

“Monthly Production” means the gross number of payable ounces of Precious Metals in any shipment delivered to and paid for by a Payor during any given calendar month, provided that if delivery and payment are not made in the same calendar month, the Precious Metals shall be deemed to be part of Monthly Production in the calendar month in which the later of (i) delivery and (ii) payment or refiner credit occurs.

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (or any successor instrument, rule or policy).

“Net Smelter Returns” has the meaning set out in Section 1.5(i).

“Obligations” means any and all obligations, debts, liabilities, indebtedness, covenants, royalty payments and duties owing by the Hycroft Parties to the Payee of any kind and description under the Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises held by the Hycroft Entities or required to be obtained from any Person (other than a Governmental Body), for the construction, development and operation of the Project, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

“Owner” has the meaning set out on the first page of this Agreement.

“Parent” has the meaning set out on the first page of this Agreement.

“Parent Securities Documents” has the meaning set out in Section Article XVI of 3.

“Parties” means the parties to this Agreement and “Party” means any one of the Parties.

“Payee” has the meaning set out on the first page of this Agreement.

“Payor” means the smelter, refiner, processor, purchaser or other recipient of Monthly Production, provided such entity is not a Hycroft Entity.

“Permitted Encumbrances” means the Encumbrances set out in 2.

“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

“Precious Metals” means gold and silver in whatever form or state, which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property.

“Project” means the Hycroft gold mine project located at the Property in Humboldt County and Pershing County in the State of Nevada, U.S.A., including mining, development, production, processing, recovery, sale, transportation, storage and delivery operations.

“Property” means all right, title and interest of any of the Hycroft Entities to:

(w)	patented claims, fee title, mineral or mining leases, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, easements, surface use agreements and any other right, title or interest to use the surface estate, all as more particularly described as well as depicted on the map in 1;

(x)	to the extent not included in subparagraph (w) above, patented claims, fee title, mineral or mining leases, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, easements, surface use agreements and any other right, title or interest to use the surface estate, in each case situated within the exterior boundary of the block of claims, accessions and successions referred to in subparagraph (w) above, as more particularly shown as the Hycroft unpatented claims and the Hycroft patented claims depicted in the map in 1;

(y)	all water, water rights, ditches and ditch rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or nontributary), permits and other evidence of authority, water shares, water contracts, water allotments, and other rights in and to the use of water of any kind or nature, whether like or unlike the foregoing, decreed or undecreed, appurtenant to or historically used on or in connection with the properties and rights referred to in subparts (w) and (x) above, including the water rights described in 1, and all ditches, headgates, outlet structures, measuring devices, pumps, pipelines, sprinkler systems, and other equipment or devices associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with the water rights, and all easements, rights of way, permissions, licenses or other rights associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with any of the water rights or water facilities described herein; and

(z)	all Minerals, Authorizations and Other Rights, all other property, stockpiles, tailings, buildings, structures, facilities and fixtures used, affixed or situated thereon, Utility Commitments and other rights or assets in each case relating to the interests referred to in (w), (x) and (y) above.

“Records” means all of the Hycroft Parties’ present and future books, records and data of every kind or nature, including books of account, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data, together with the tapes, disks, diskettes, drives and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Hycroft Party with respect to the foregoing maintained with or by any other Person).

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to a minimum 995 parts per 1,000 fine gold.

“Refined Silver” means marketable metal bearing material in the form of silver bars or coins that is refined to a minimum 999 parts per 1,000 fine silver.

“Reduction Right” has the meaning set out in Section 1.3(ii).

“Royalty” has the meaning set out in Section 1.3(i).

“Royalty Deed” has the meaning set out in Section 1.3(i)(1).

“SEC Regulations” means the U.S. Securities and Exchange Commission’s Industry Guide 7 or Regulation S-K Subpart 1300 (in effect at such time), as amended or replaced, relating to disclosures for mining registrants.

“Securities Regulatory Authorities” has the meaning set out in 3.

“Solvent” means, when used with respect to a Person, that:

(aa)	the fair saleable value of the assets of such Person is in excess of the total amount of the current value of its liabilities (including for purposes of this definition all liabilities (including loss reserves), whether or not reflected on a balance sheet prepared in accordance with U.S GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(bb)	such Person is able to pay its debts or obligations in the ordinary course as they mature;

(cc)	such Person has capital sufficient to carry on its business; and

(dd)	such Person is not otherwise insolvent as defined by any Applicable Law;

and “Insolvent” shall have a correlative meaning.

“Subsidiary” means with respect to any Person, any other Person which is controlled directly or indirectly by that Person.

“Taxes” means all taxes, assessments, rates, levies, royalties, imposts, deductions, withholdings, dues, duties, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Body (of any jurisdiction), and whether disputed or not.

“Transfer”, when used as a verb, means to sell, grant, assign, encumber, hypothecate, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions. When used as a noun, “Transfer” means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions.

“U.S. GAAP” means generally accepted accounting principles in the United States from time to time consistently applied, as recommended by the American Institute of Certified Public Accountants.

2.	Interpretation.

(a)	Interpretation of Certain Matters. In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(i)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(ii)	references to a “Section” or “Schedule” followed by a number or letter refer to the specified Section of or Schedule to this Agreement;

(iii)	references to a Party in this Agreement mean the Party or its successors or permitted assigns;

(iv)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(v)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(vi)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(vii)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day;

(viii)	references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not specifically prohibited by the terms of this Agreement; and

(ix)	references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to.

(b)	Currency. All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars.

(c)	Accounting Principles. Where any computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with U.S. GAAP applied on a consistent basis.

(d)	Time of Essence. Time shall be of the essence of this Agreement.

3.	Royalty

(a)	Grant of Royalty.

(i)	Effective as of the Effective Date, the Owner hereby creates, grants and conveys to the Payee, and agrees to pay to the Payee, a perpetual royalty (the “Royalty”) in the amount of 1.50% of Net Smelter Returns, payable on a monthly basis determined in accordance with the provisions set forth in this Agreement, in consideration of the Cash Consideration which shall be paid by the Payee to the Owner by wire transfer to the same account specified in the Borrowing Notice for the First Tranche Advance (as defined in the Credit Agreement) delivered pursuant to the Credit Agreement. The Owner shall evidence the grant of the Royalty to the Payee through a form of deed substantially in the form attached hereto as Schedule D and satisfactory to the Payee, acting reasonably (the “Royalty Deed”), which deed shall be recorded against the Property senior to any and all other Encumbrances, including those then existing, other than the Permitted Encumbrances.

(b)	Royalty Reduction Right. The Owner, in its sole discretion, shall have the right to repurchase a portion of the Royalty (the “Reduction Right”) on the following dates and pursuant to the following terms:

(i)	On the first anniversary of the Effective Date, the Owner may purchase up to 33.3% of the Royalty at a price calculated as follows:

First Royalty Repurchase Price = (A x B x C) – (A x D)

where

A = The portion of the Royalty being repurchased on the first anniversary of the Effective Date, up to 33.3%

B = $30,000,000, the amount of the Cash Consideration

C = 1.2

D = The total of all Royalty payments made by the Owner to the Payee hereunder on or before the first anniversary of the Effective Date, including as a result of insurance proceeds received by the Payee pursuant to Section 1.3(vi), in respect of the portion of the Royalty being repurchased on the first anniversary

If the Owner desires to exercise the Reduction Right provided in this Section 1.3(ii)(1), the Owner shall deliver to the Payee written notice of the portion of the Royalty to be repurchased (item A above) and the estimated First Royalty Repurchase Price as calculated hereunder and subject to adjustment for any Royalty payments made by the Owner to the Payee between the date of such notice by the Owner and the first anniversary of the Effective Date, such notice to be delivered to Payee no later than 45 days prior to the first anniversary of the Effective Date. Following receipt of such notice, on the first anniversary of the Effective Date Owner shall pay to Payee the First Royalty Repurchase Price (adjusted as contemplated above) by wire transfer to an account to be designated by the Payee and notified to the Owner in writing at least one Business Day prior to the first anniversary of the Effective Date, the Royalty under this Agreement shall be reduced accordingly and Owner and Payee shall sign an amendment to the Royalty Deed reducing the amount of the Royalty as provided in this Section 1.3(ii)(1), which amendment shall be recorded against the Property.

(ii)	On the second anniversary of the Effective Date, the Owner may purchase any remaining portion of the Royalty the Owner could have purchased pursuant to Section 1.3(ii)(1), at a price calculated as follows:

Second Royalty Repurchase Price =

(A x B x C) – (A x D)

where

A = The portion of the Royalty being repurchased on the second anniversary of the Effective Date, not previously repurchased pursuant to Section 1.3(ii)(1)

B = $30,000,000, the amount of the Cash Consideration

C = 1.4, the repurchase premium on the second anniversary of the Effective Date

D = The total of all Royalty payments made by the Owner to the Payee hereunder on or before the second anniversary of the Effective Date, including as a result of insurance proceeds received by the Payee pursuant to Section 1.3(vi), in respect of the portion of the Royalty being repurchased on the second anniversary

In the event Owner desires to exercise the Reduction Right provided in this Section 1.3(ii)(2), then Owner shall deliver to the Payee written notice of the portion of the Royalty to be repurchased (item A above) and the estimated Second Royalty Repurchase Price as calculated hereunder and subject to adjustment for any Royalty payments made by the Owner to the Payee between the date of such notice by the Owner and the second anniversary of the Effective Date, such notice to be delivered to Payee no later than 45 days prior to the second anniversary of the Effective Date. Following receipt of such notice, on the second anniversary of the Effective Date Owner shall pay to Payee the Second Royalty Repurchase Price by wire transfer to an account to be designated by the Payee and notified to the Owner in writing at least one Business Day prior to the second anniversary of the Effective Date, the Royalty shall be reduced accordingly and Owner and Payee shall sign an amendment to the Royalty Deed reducing the amount of the Royalty as provided in this Section 1.3(ii)(2), which amendment shall be recorded against the Property.

(c)	Time and Manner of Payment. The Payee shall receive payments of the Royalty as a cash payment. The Owner shall pay the Royalty, or the applicable portion thereof, in cash within 10 days of the last day of such month. Payments shall be made by wire transfer to an account to be designated by the Payee and notified to the Owner at least one Business Day prior to the payment date. For greater certainty, the Payee shall not be responsible for, and all Royalty payments shall be made free of, any Deductions, all of which shall be for the account of the Owner, except as specifically provided for in Sections 1.3 and 1.5.

(d)	Late Charge. If the payment of the Royalty in respect of Monthly Production in a particular month is not made within 30 days after the last day of such month, the Payee may give the Owner written notice of such default. Unless the Payee shall have received such payment within five days of receipt of such notice an additional cash sum equal to 10% of the amount of the delinquent payment (the “late charge”) shall be payable to the Payee, plus interest on the delinquent payment and the late charge at the rate of 10% per annum, which shall accrue from the day the delinquent payment was due to the date of payment of the Royalty, late charge and accrued interest in full.

(e)	Royalty Statements. Each payment of the Royalty shall be accompanied by a detailed statement explaining the manner in which the payment was calculated and shall also include the following information:

(i)	settlement ounces of all Monthly Production;

(ii)	the prices used for the calculation of the Royalty;

(iii)	any Allowable Deductions applied to the Royalty;

(i)	other Deductions, if any, by a Payor;

(ii)	any other pertinent information in sufficient detail to explain the calculation of the payment; and

(iii)	such other information as the Payee may reasonably request.

Such statement shall be accompanied by copies of the relevant settlement sheets from a Payor and invoices for all Allowable Deductions applied to the Royalty. Such statement shall be deemed conclusively correct if the Payee has not objected to it in writing within 24 months after receipt thereof.

(f)	Insurance Proceeds. Notwithstanding any other provisions of this Agreement, if the Hycroft Entities receive insurance proceeds for any Precious Metals that are lost or damaged, the Owner shall pay to the Payee, in lieu of the payment of the Royalty in respect of such Precious Metals that were lost or damaged, a percentage, equal to the amount of the Royalty on the date such insurance proceeds are received, of the gross insurance proceeds which are received by the Hycroft Entities for such Precious Metals. The Owner shall pay such amount in cash within 10 days of any Hycroft Entity receiving such insurance proceeds in cash by wire transfer to an account to be designated by the Payee and notified to the Owner in writing at least three Business Days prior to the payment date. The amount of gross proceeds received by the Hycroft Entities on account of the lost or damaged Precious Metals shall be conclusively determined by the insurance settlement documents.

(g)	Hedging Activities. All profits and losses resulting from the Hycroft Parties entering into any Hedging Activities are specifically excluded from calculations of the Royalty pursuant to this Agreement. All Hedging Activities entered into by the Hycroft Entities and all profits or losses associated therewith, if any, shall be solely for the account of the Hycroft Parties. The Royalty payable on Precious Metals subject to Hedging Activities shall be determined in the same manner as provided in Sections 1.3 and 1.5, with the understanding that the Precious Metals subject to Hedging Activities shall be deemed to be part of Monthly Production, with the Monthly Average Gold Price or Monthly Average Silver Price, as applicable, for such month being used in the calculation of the Royalty.

(h)	Nature of Interest. The Parties further agree as follows:

(i)	the Parties agree that the Royalty is intended to be an interest in real property and constitutes the grant of a vested present interest in the Property and a covenant running with the land and all successions thereof, whether created privately or through government action. The Royalty shall be applicable to the Property and binding upon the Owner and the successors and assigns of the Property;

(i)	the Payee shall have all of the rights and incidents of ownership of a non-participating royalty owner, which incidents are covenants running with the Property and include: (a) the ownership of the non-participating royalty interests which are interests in real property; (b) the right to receive, free of expenses other than those deductible in the calculation of Net Smelter Returns, the Royalty payments; and (c) the obligation of the Owner, its successors or assigns, to make the Royalty payments, which obligation shall run with the land. The Payee, however, shall not have or claim any incidents of the fee simple ownership in the Property, which incidents include: (a) the right to enter, explore, develop or mine the claims; (b) the right to execute leases, operating agreements, or similar instruments with respect to the Property; (c) the right to share in bonus payments made as the consideration for the execution of leases or other instruments; and (d) except as expressly provided herein, the right to participate in any manner in the decisions concerning, or the conduct of, operations on the Property;

(ii)	the Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof. If the United States establishes a leasing system or other system of tenure for lands or minerals now subject to location under applicable mining laws, and if the new system gives the Owner an election to acquire rights under the new system in exchange for or in modification of property rights comprising part of the Property, this Agreement and the Royalty shall extend to the lease or other rights granted by the new system in exchange for such property rights included in the Property; and

(i)	the Payee’s interest in Precious Metals on account of the Royalty shall become the property of the Payee at the time of production of Precious Metals and shall be held by the Owner in trust for the Payee until paid to the Payee.

4.	Payment of Cash Consideration

(a)	Subject to the conditions set forth in this Section 1.4, in consideration for the creation, grant and conveyance of the Royalty under and pursuant to Section 1.3(i)(1) of this Agreement, the Payee hereby agrees to pay and deliver to the Owner on the Effective Date, the Cash Consideration.

(b)	Conditions to Payment of the Cash Consideration. The obligation of the Payee to pay the Cash Consideration to the Owner shall be subject to the following:

(i)	all conditions precedent to the funding of the First Tranche Advance under the Credit Agreement shall have been satisfied or waived by the Lender in writing;

(ii)	the Payee shall have received an original copy of the Documents, duly executed by each applicable Hycroft Party;

(iii)	all of the representations and warranties made by the Hycroft Parties pursuant to 3 shall be true and accurate in all respects as if made on and as of the Effective Date;

(iv)	no Material Adverse Effect shall have occurred and be continuing;

(v)	the Hycroft Parties shall have completed to the satisfaction of the Payee the registration or recording of the Royalty Deed and Deed of Trust in the recorder’s offices in Humboldt County, Nevada and Pershing County, Nevada;

(vi)	The Parent shall have delivered to the Payee:

(A)	an up to date corporate structure chart and business description for the Hycroft Entities;

(B)	a favorable legal opinion, in form, substance and detail satisfactory to the Payee, acting reasonably, pertaining to the (1) legal status of the Hycroft Parties, (2) power and authority of the Hycroft Parties to execute, deliver and perform under the Documents, (3) authorization, execution and delivery of the Documents, and (4) enforceability of the Documents; and

(C)	a favorable title opinion, in form, substance and detail satisfactory to the Payee, confirming the Owner’s title in and to the Property and that there are no Encumbrances except for Permitted Encumbrances with respect to the Property;

(vii)	The Parent shall have provided to the Payee releases, discharges and postponements (in registrable form where appropriate) in respect of Encumbrances affecting the Property that are not Permitted Encumbrances;

(viii)	no provision of Applicable Laws or any Governmental Body having competent jurisdiction shall prohibit the closing for the Royalty or adversely affect in any material respect the Payee’s rights or benefits under this Agreement, and no judgment, injunction, order or decree issued by any Governmental Body having competent jurisdiction shall prohibit the closing or adversely affect in any material respect the Payee’s rights or benefits under this Agreement or the other Documents;

(ix)	the Owner shall have delivered or paid to the Payee any and all amounts owing pursuant to this Agreement at such time; and

(x)	the Payee shall have received a certificate signed by an authorized senior officer of the Parent confirming the matters set forth in clauses (3) through (9) above.

(c)	Obligation to Satisfy Conditions. The Hycroft Parties shall use all commercially reasonable efforts and take all commercially reasonable action as may be necessary or advisable to satisfy and fulfill all the conditions set forth in this Section 1.4 as soon as practicable. The Payee shall co-operate with the Hycroft Parties in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

(d)	Waiver of Conditions. Each of the conditions set forth in Section 1.4(ii) is for the exclusive benefit of the Payee, and may be waived by the Payee in writing, in its sole discretion in whole or in part.

5.	Calculation of Net Smelter Returns

(a)	Net Smelter Returns. “Net Smelter Returns” for any given calendar month means the amount determined by the following formula:

(A x B) – C

where

“A” is the Monthly Production;

“B” is (i) in the case of gold, the Monthly Average Gold Price; or (ii) in the case of silver, the Monthly Average Silver Price; and

“C” is Allowable Deductions.

(b)	Allowable Deductions. For the purposes of calculating Net Smelter Returns, “Allowable Deductions” shall mean the following Deductions (without duplication), but only if and to the extent actually incurred and paid by the Hycroft Entities in respect of the Monthly Production:

(i)	in the case of Precious Metals shipped from the Property in the form of doré, slag and loaded carbon:

(A)	charges and costs, if any, for transportation and insurance of doré from the Project’s final mill or other final processing plant to places where such doré is refined (including loading, freight, insurance, security, surveyor fees, handling fees, port fees, demurrage, and forwarding expenses incurred by reason of or in the course of transportation); and

(B)	charges imposed by the refiner for refining doré into Refined Gold or Refined Silver, as applicable;

and, for greater certainty, no deductions of the type referred to in (A) or (B) in this clause (i) shall be applicable in the case of Precious Metals which are shipped from the Property other than in the form of doré, slag and loaded carbon; and

(ii)	in the case of cash payments pursuant to Section 1.3(iii), actual selling, marketing and brokerage costs of Refined Gold and Refined Silver, as applicable,

provided that if Precious Metals are processed on or off the Property in facilities owned or controlled, in whole or in part, by a Hycroft Entity, Allowable Deductions will not include any Deductions that are in excess of those that would have been incurred and have been deductible under this Agreement had such processing been carried out at facilities not owned or controlled by a Hycroft Entity then offering comparable services for comparable products on prevailing terms.

(c)	Processing Prior to Final Treatment. For greater certainty, if the Hycroft Entities ship Precious Metals for processing or beneficiation at a facility prior to final treatment, no deductions for transportation of the Precious Metals to or the processing of the Precious Metals at the facility will apply (including any deduction for toll milling).

(d)	Provisional Settlement. Where the Hycroft Entities receive any payment for Monthly Production from a Payor on a provisional basis, the amount of the Royalty payable shall be based on the gross number of ounces of Precious Metals credited by such provisional settlement, but shall be adjusted as between the Owner and the Payee to account for the quantity of Precious Metals established by final settlement with a Payor.

6.	Taxes

(a)	Taxes Payable by Hycroft Parties. Except as required by Applicable Law or expressly contemplated herein, all payments on account of the Royalty and any other payment or transfer of property of any kind made under this Agreement to the Payee shall be made free and clear and without any present or future deduction, withholding, charge or levy on account of Taxes, except Excluded Taxes, without setoff or counterclaim. The Owner shall be liable for all such Taxes directly or indirectly imposed on the Payee, except Excluded Taxes, and shall indemnify and save the Payee harmless from any such Taxes imposed on the Payee.

(b)	Gross-up. All Taxes, if any, except Excluded Taxes, as are required by Applicable Law to be so deducted, withheld, charged or levied by the Owner on any such payment, shall be paid by the Owner paying to the Payee or on its behalf, in addition to such payment, such additional payments as are necessary to ensure that the net payment received by the Payee (net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full payment that the Payee would have received had no such deduction, withholding, charge or levy been required.

(c)	Withholding by Payee. To the extent required by Applicable Law, the Payee may deduct, withhold, charge or levy, any Taxes imposed by any Governmental Body on the Payee or any of its Affiliates or otherwise required to be withheld by the Payee or any of its Affiliates, in respect of any payment made by the Payee to the Owner or any of its Affiliates under this Agreement. The Payee shall pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law.

(d)	Documentation. The Payee shall deliver to the Owner, at the time or times reasonably requested by the Owner, such properly completed and executed documentation reasonably requested by the Owner as will permit the Owner to determine whether payments to be made under this Agreement may be made without withholding or at a reduced rate of withholding. In addition, the Payee, if reasonably requested by the Owner, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Owner as will enable the Owner to determine whether or not the Payee is subject to backup withholding or information reporting requirements.

(e)	Application to Guarantor. The provisions of Sections 1.1(i) and 1.1(ii) shall also apply to all payments made by the Guarantor to the Payee, whether made pursuant to its guarantee obligations set out in Section 1.10 or otherwise.

(f)	Cooperation. The Parties agree to reasonably cooperate to: (i) facilitate tax planning with respect to payments on account of the Royalty; (ii) ensure that no more Taxes, duties or other charges are payable with respect to the Royalty than is required under Applicable Law; and (iii) obtain a refund or credit of any Taxes with respect to the Royalty which have been overpaid.

(g)	Overpayment or Credit. If the Payee or any other recipient of any Royalty or payment or transfer of property of any kind under this Agreement (referred to in this paragraph as an “indemnified party”) determines, in good faith, that it has received a refund or credit of any Taxes in respect of which it has received additional amounts pursuant to Section 1.1(ii), it shall promptly pay to the party that paid such additional amounts (referred to in this paragraph as an “indemnifying party”) an amount equal to such refund or credit (but only to the extent of additional amounts paid under Section 1.1(ii) with respect to the Taxes giving rise to such refund or credit and only to the extent such credit results in a reduction of Taxes otherwise payable by the Payee or such recipient in the taxation year the additional amounts are received), net of all out of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 1.1(vii) in the event that such indemnified party is required to repay such refund to such Governmental Body. The Parties intend that this Section 1.1(vii) shall prevent the indemnified party from obtaining a windfall as a result of a payment of, or reimbursement for, the indemnified party’s Taxes by the indemnifying party where such Taxes are not ultimately payable by the indemnified party. Notwithstanding anything to the contrary in this Section 1.1(vii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 1.1(vii), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 1.1(vii) shall not be construed to require the Payee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

7.	Reporting Obligations

(a)	Reports. The Owner shall deliver or cause to be delivered to the Payee:

(i)	within 15 days after the end of each calendar month, a Monthly Operational Report in respect of the Project;

(ii)	within 45 days after the end of each fiscal year, an Annual Operational Report; and

(iii)	at least 45 days after the beginning of each fiscal year, an Annual Forecast Report.

(b)	Geological Reports. Promptly after they become available, the Owner shall promptly deliver to the Payee a copy any technical reports or any updated mineral reserve and mineral resource estimates produced that pertain to the Property.

(c)	Claims Fee Filings and Payment Receipts. By no later than the earlier of 9:00 am (Toronto time) (i) five days following payment by the Owner of the annual maintenance fee for all unpatented mining claims within the Property and (ii) on August 27, in each calendar year, the Owner shall deliver to the Payee documentation of acknowledgement by the United States Bureau of Land Management that the annual maintenance fee for all unpatented mining claims within the Property have been paid, and copies of the Affidavit and Notice of Intent to Hold Claims recorded in the State of Nevada with respect to the Property.

(d)	Development and Mine Plans. The Owner shall promptly deliver to the Payee a copy of the current development plan or mine plan, as applicable, for the Project and a new copy thereof promptly upon any material amendment thereto.

(e)	Other Notices. The Owner shall deliver to the Payee:

(i)	promptly after the Owner has knowledge or becomes aware thereof, written notice of all material actions, suits and proceedings before any Governmental Body or arbitrator, pending or threatened, against or directly affecting the Project, the Property and the Additional Rights including any actions, suits, claims, notices of violation, hearings, investigations or proceedings with respect to the ownership, use, maintenance and operation of the Property and the Additional Rights, including those relating to Environmental Laws;

(ii)	promptly after the Owner has knowledge or becomes aware thereof, written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and

(iii)	such other statements, lists of property and accounts, budgets, forecasts, projections, reports, or other information respecting the Project as the Payee may from time to time reasonably request.

Each notice pursuant to clauses (1) and (2) above shall be accompanied by a written statement by an authorized senior officer of the Owner setting forth all material information relating to the occurrence referred to therein, including any action which the Hycroft Entities have taken or propose to take with respect thereto.

8.	Records; Audits; Inspections

(a)	Records. The Owner shall ensure that the Hycroft Entities each keep true, complete and accurate Records of all material operations and activities with respect to the Property, including the mining, treatment, processing, refining, transportation and sale of Minerals and in which complete entries will be made, in accordance with U.S. GAAP applied on a consistent basis.

(b)	Audits. Upon not less than three Business Days’ notice, the Payee and its authorized representatives shall be entitled, at their own cost and expense, to perform in any 12 month period, one audit or other review and examination of the Records of the Hycroft Parties relevant to the payment of the Royalty pursuant to this Agreement and to otherwise confirm compliance by the Hycroft Parties with the terms of this Agreement. The Owner shall ensure that the Hycroft Parties each provide the Payee with complete access to all the Hycroft Parties’ Records pertaining to the calculation of the Royalty at the Hycroft Parties’ offices during usual business hours. If any such audits reveal a material breach of any provision of this Agreement or that payments on account of the Royalty for any 12 month period have been underpaid by more than 3%, then: (i) the restriction as to only one audit or other review per 12 month period shall be deemed deleted thereafter for a period of two years; and (ii) the Owner shall reimburse the Payee for its costs and expenses incurred in such audit, otherwise all costs and expenses incurred in connection with such audit shall be for the account of the Payee.

(c)	Inspections. At reasonable times and with the prior consent of the Owner (not to be unreasonably withheld or delayed), one time per 12 month period the Payee and its authorized representatives shall have a right of access to all surface and subsurface portions of the Property, to any mill, smelter, concentrator or other processing facility owned or operated by any Hycroft Entity that is used to process Precious Metals and to any related operations of the Hycroft Entities for the purpose of enabling the Payee to monitor compliance by the Hycroft Parties with the terms of this Agreement, as determined by the Payee acting reasonably. The Payee and its authorized representatives shall have the further right to: (i) inspect and take copies of all records and data, whether maintained physically or electronically, pertaining to the Property, mill, smelter, concentrator, other processing facilities and related operations; (ii) take samples from the Property or any stockpile of Precious Metals, any mill, smelter, concentrator or other processing facility and any Payor for purposes of assay verification; and (iii) weigh, or to cause the Hycroft Entities to weigh, all trucks transporting Minerals from the Property to any mill, smelter, concentrator or other processing facility that is used to process Minerals prior to dumping of such ore and immediately following such dumping. If any such inspections reveal a material breach of any provision of this Agreement or that payments on account of the Royalty for any 12 month period have been underpaid by more than 3%, then the restriction as to only one inspection per 12 month period shall be deemed deleted thereafter for a period of two years.

(d)	Investor Tours. Upon not less than 10 Business Days’ notice to the Owner, and up to two times in any fiscal year, the Payee shall have the right to request, and if approved by the Owner (not to be unreasonably withheld or delayed), conduct an investors tour on the Property and any facilities associated therewith, the cost of which will be for the sole account of the Payee.

(e)	Technical Reports. If any Hycroft Entity prepares a technical report under National Instrument 43-101 or SEC Regulations (or similar report) in respect of the Property, upon the request of the Payee, the Owner shall use commercially reasonable efforts to cause the author(s) of such report to provide, at the sole cost and expense of the Payee, (i) a copy of such report to be addressed to the Payee or any of its Affiliates, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Payee or any of its Affiliates, and (iii) such other consents in connection with the use of or reliance upon such report by the Payee or any of its Affiliates from time to time in its public disclosure as may be required by the Payee. Notwithstanding the foregoing, if the Payee or any of its Affiliates is required by Applicable Law to prepare a technical report under National Instrument 43-101 or SEC Regulations (or similar report) in respect of the Property and chooses to prepare its own technical report (or similar report), the Owner shall cooperate with and allow the Payee and its authorized representatives to access technical information pertaining to the Property and complete a site visit at the Property so as to enable the Payee or its Affiliates, as the case may be, to prepare a technical report (or similar report), at the sole cost and expense of the Payee.

(f)	Additional Requirements. Access to the Property and associated facilities pursuant to Sections 1.3(iii), (iv) and (v) shall be subject to the following: (i) any such access shall be at the sole risk and expense of the Payee, its representatives and its invitees; (ii) any such access shall not unreasonably interfere with the Hycroft Entities’ activities and operations; (iii) the Payee shall comply, and request that its representatives and invitees comply, with the policies and procedures that the Hycroft Entities apply to their own representatives and invitees; (iv) the Payee shall give the relevant Hycroft Entities prompt notice of any injuries, property damage or environmental harm that may occur during such tour; and (v) the Payee shall indemnify the Hycroft Entities from any Losses (excluding loss of profit and consequential or punitive damages) suffered or incurred by any Hycroft Entity as a consequence of injury to the Payee, its representatives or its invitees incurred during such access, provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of any Hycroft Entity.

9.	Maintenance of Existence and Property

(a)	Maintenance of Existence. The Owner shall at all times do or cause to be done all things necessary to maintain its corporate or other entity existence, including without limitation, as and by way of conversion to a limited liability company and to obtain and, once obtained, maintain all Authorizations necessary to carry on its business and own its assets in each jurisdiction in which it carries on business or in which its assets are located.

(b)	Maintenance of Property. Subject to Section 1.4(iv), the Owner shall at all times do or cause to be done all things necessary to maintain the Property in good standing, including paying or causing to be paid all Taxes owing in respect thereof, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all claim, permit and license maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Property in accordance with Applicable Laws.

(c)	Encumbrances. The Owner shall not cause or allow to be registered or otherwise permit to exist any Encumbrance on the Property ranking senior to or equally with the Royalty, Royalty Deed or Deed of Trust other than the Permitted Encumbrances. Notwithstanding the foregoing, if any Encumbrance ranking senior to or equally with the Royalty, Royalty Deed or Deed of Trust, other than a Permitted Encumbrance, is asserted against the Property, Owner shall promptly, and at its expense, take such reasonable action so as to cause such Encumbrance to be released.

(d)	Abandonment. The Owner shall not abandon any unpatented claims comprising part of the Property or any other interest in the Property unless it first complies with this Section 1.4(iv) (provided that in the case of leased properties, the Owner shall only be required to comply with this Section 1.4(iv) to the extent permitted under the applicable lease or sublease). If the Owner wishes to abandon any of the unpatented claims comprising part of the Property or any other interest in the Property (“Abandonment Property”), the Owner shall first give notice of such intention to the Payee at least 60 days in advance of the proposed date of abandonment. If, not less than 15 days before the proposed date of abandonment, the Owner receives from the Payee written notice that the Payee wishes to acquire the Abandonment Property, the Owner shall, without additional consideration, use all reasonable commercial efforts to convey the Abandonment Property in good standing by quit claim deed, without warranty, to the Payee or an assignee thereof, and shall thereafter have no further obligation to maintain title to the Abandonment Property. Payee shall assume all liabilities and obligations with respect to the Abandonment Property. The Owner shall not be liable to the Payee if for any reason the quitclaim cannot be effected pursuant to applicable law or requirements of Governmental Bodies. If the Payee does not give such notice to the Owner within the prescribed period of time, the Owner may abandon the Abandonment Property and shall thereafter have no further obligation to maintain title to the Abandonment Property; provided, however, that if any Hycroft Entity reacquires a direct or indirect interest in any of the Abandonment Property within ten years following such abandonment, the production of Precious Metals from such property shall be subject to the Royalty and this Agreement. The Owner shall give prompt written notice to the Payee of any such reacquisition.

(e)	Title Opinions. If any Hycroft Entity prepares, or causes to be prepared, any title opinion or report in respect of all or any portion of the Property, the Owner shall promptly deliver a copy of such opinion or report to the Payee.

(f)	Right of Payee to Cure Defects. The Payee may undertake such investigation of the title and status of the Property as it shall deem necessary. If that investigation should reveal defects in the title, the Owner shall forthwith proceed to cure such title defects to the satisfaction of the Payee. If the Owner fails to do so: (i) the Payee may proceed to cure such title defects; and (ii) any costs and expenses incurred (including attorney’s fees and costs) by the Payee shall be promptly reimbursed by the Owner.

10.	Management of Mining Operations

(a)	Operational Decisions. Subject to the provisions of this Section 1.5, all decisions concerning methods, the extent, times, procedures and techniques of any exploration, construction, development and mining operations related to the Property shall be made by the Owner in its sole and absolute discretion.

(b)	Performance of Mining Operations. The Owner shall ensure that all exploration, construction, development and mining operations and other activities in respect of the Property will be performed in a commercially reasonable manner in compliance with Applicable Laws, Authorizations and Other Rights, and in accordance with good mining, processing, engineering and environmental practices prevailing in the industry and on the same basis as if the Owner retained full economic interest in the Precious Metals. The Owner shall use all commercially reasonable and lawful efforts to obtain and, once obtained, maintain all Authorizations necessary to commence and continue development and mining operations on the Property. The Owner shall use all commercially reasonable efforts to ensure that all Precious Metals from the Property will be processed in a prompt and timely manner.

(c)	Maintenance of Mining Rights. Subject to Section 1.4(iv), the Owner shall use all commercially reasonable and lawful efforts to maintain and apply for and obtain any and all available renewals and extensions of the Property, Authorizations, Other Rights and any and all other necessary rights in respect of the Project and, other than as expressly permitted by this Agreement, not abandon any of the Project (including Utility Commitments) or allow or permit any of the Property, Authorizations, Other Rights or such other necessary rights referred to above to terminate or lapse.

(d)	Compliance with Applicable Laws. The Owner shall comply, and shall cause all operations and activities conducted at, on or in respect of the Project to comply, with all Applicable Laws, all Authorizations and the terms and conditions of Other Rights.

(e)	Reclamation Obligations. The Owner shall timely and fully perform, pay and observe, or cause to be performed, observed and paid, any and all liabilities and obligations required by any Applicable Laws, Authorizations or the terms and conditions of Other Rights or by any Governmental Body for the reclamation, restoration or closure of any facility or land used in connection with the Hycroft Entities’ operations or activities at, on or in respect of the Property or required under this Agreement.

(f)	Stockpiling off Property. The Hycroft Entities may temporarily stockpile, store or place Minerals in locations other than the Property provided that the Owner shall at all times do or cause to be done all things necessary to ensure that:

(i)	such Minerals are appropriately identified as to ownership and origin;

(ii)	such Minerals are secured from loss, theft, tampering and contamination;

(iii)	prior to stockpiling, storing or placing such Minerals in locations other than the Property, the applicable Hycroft Entities shall have entered into and recorded in the applicable County a written agreement in recordable form with the property owner where such stockpiling, storage or placement is to occur providing, among other things, that: (i) the Payee’s rights in and to such Minerals pursuant to the Royalty and this Agreement, insofar as they are applicable, shall continue in full force and effect notwithstanding their removal from the Property; (ii) the Payee’s rights in and to such Minerals shall be the same as if the Minerals had never been removed from the Property; (iii) the Payee’s rights in and to such Minerals shall have precedence over the rights to the Minerals of said property owner, as well as the creditors of said property owner; (iv) the agreement shall be irrevocable as long as the Minerals, or any part thereof, remain on said property; (v) the Payee shall have substantially similar access rights to said property as provided for in respect of the Property under this Agreement; and (vi) the Payee’s rights in and to the Minerals pursuant to the Royalty and this Agreement shall otherwise be preserved; and

(iv)	a security interest in such Minerals shall have been granted to the Payee and recorded, in form and substance satisfactory to the Payee.

(g)	Commingling. The Owner shall ensure that the Hycroft Entities do not process other minerals through their processing plants, or commingle such other minerals with, Minerals mined, produced, extracted or otherwise recovered from the Property, unless (i) the applicable Hycroft Entity has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of other minerals and Minerals for the purpose of determining the quantum of Minerals; (ii) the Payee shall not be disadvantaged as a result of the processing of other minerals in priority to, or concurrently with, Minerals, or the parties, acting reasonably, shall have entered into an agreement to compensate the Payee for any such disadvantage providing for a commensurate royalty or stream interest in such other minerals or another form of compensation (a “Compensation Agreement”); (iii) the Payee has approved the Commingling Plan and, if applicable, the Compensation Agreement, such approval not to be unreasonably withheld; and (iv) the Hycroft Entities keep all books, records, data, information and samples required by the Commingling Plan. The Owner agrees to revisit the Commingling Plan and the Compensation Agreement if the Payee determines that circumstances have changed, in order to ensure that the Commingling Plan continues to provide for the accurate measurement of Minerals and the Compensation Agreement reasonably compensates the Payee for any disadvantage.

(h)	Waste Materials. All tailings, residues, waste rock, spoiled leach materials, and other waste materials (collectively, “waste materials”) resulting from the Hycroft Entities’ operations and activities at and on the Property shall be the sole property of the Hycroft Entities, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Precious Metals. Notwithstanding the foregoing, the Hycroft Entities shall have the right to dispose of waste materials from the Property within or at locations other than the Property and to commingle the same with waste materials from other properties (provided in any case that any sale of waste materials shall be subject to the Royalty). In the event waste materials from the Property are processed or reprocessed, as the case may be, the Royalty payable thereon shall be determined using the best engineering and technical practices then available.

(i)	Taxes. The Hycroft Entities shall pay, or cause to be paid, all taxes levied, assessed or imposed upon or with respect to the Property or any part thereof; provided, however, the Hycroft Entities shall not be required to pay any such tax if the validity and/or amount thereof is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted of which the Hycroft Entities have given prior notice to the Payee and for which appropriate reserves have been established and so long as levy and execution have been and continue to be stayed. If the Hycroft Entities fail to pay or so contest and reserve for such taxes, the Payee may (but shall not be required to) pay the same and invoice the amounts of such payments to the Hycroft Entities for immediate reimbursement.

11.	Insurance Matters

(a)	Maintenance of Insurance. The Owner shall ensure that insurance is maintained with reputable insurance companies with respect to Precious Metals that are shipped of such types and in such amounts as is customary in the case of similar operations in the United States of America.

(b)	Shipment of Minerals. The Owner shall ensure that each shipment of Precious Metals is adequately insured in such amounts and with such coverage as is customary in the mining industry, until the time that risk of loss and damage for such Precious Metals is transferred to a Payor.

12.	Security

(a)	Grant of Security Interest; Deed of Trust. Subject to the Permitted Encumbrances, the Hycroft Parties shall grant to the Payee, on the Effective Date a continuing security interest and a first priority lien on the Property, including all proceeds and products thereof, in order to secure prompt payment of the Obligations and prompt performance by the Hycroft Parties of each and all of their covenants and obligations under the Documents. The Payee’s security interest and first priority lien on the Property shall rank in priority to any security interest or lien granted pursuant to the Credit Agreement or any Facility Document (as defined in the Credit Agreement) and shall be evidenced by the execution and delivery of the Deed of Trust by the Owner, and such other security documents as Payee may reasonably require to give effect to the foregoing. The Owner shall promptly register or record the duly executed Deed of Trust and such other security documents as Payee may reasonably require with all applicable registries or recording offices.

(b)	Perfection. The Hycroft Parties shall perform all steps reasonably requested by the Payee to perfect, maintain and protect the Payee’s security interest in the Property from and after the Effective Date.

(c)	Default. All of the Obligations, including those created by this Agreement shall be secured by all the Property.

13.	Representations and Warranties of the Hycroft Parties

Each of the Hycroft Parties, jointly and severally, acknowledging that the Payee is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Payee as set out in 3.

14.	Indemnities

(a)	The Hycroft Parties jointly and severally agree to indemnify and save the Payee and its Affiliates and the directors, officers, employees and agents of the foregoing harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:

(i)	any breach or inaccuracy of any representation or warranty of the Hycroft Parties contained in this Agreement, including the representations and warranties set forth in 3 hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto;

(ii)	any breach, including breach due to non-performance, by the Hycroft Parties of any covenant or agreement to be performed by any of the Hycroft Parties contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto or thereto; and

(iii)	claims brought by third parties against the Payee and its Affiliates and the directors, officers, employees and agents of the foregoing relating to any work, operation, activities or event on, in or under the Property or the Project or related thereto, provided that the foregoing shall not apply to any Losses to the extent they arise from the gross negligence or willful misconduct of such indemnified persons.

(b)	This Section 1.9 shall survive the termination of this Agreement.

15.	Guaranteed Obligations

(a)	Guarantee. The Parent (in such capacity, the “Guarantor”) does hereby absolutely, unconditionally and irrevocably guarantee the prompt and complete observance and performance of each and all the terms, covenants, conditions and provisions to be observed or performed by the Owner pursuant to this Agreement (the “Guaranteed Obligations”). The Guarantor shall perform all of the Guaranteed Obligations upon the default or non-performance thereof by the Owner.

(b)	Continuing Guarantee. The obligations of the Guarantor under this Section 1.10 are continuing, unconditional and absolute and without limitation, will not be released, discharged, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by Applicable Law):

(i)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any of the Guaranteed Obligations, security, person or otherwise;

(ii)	any modification or amendment of or supplement to the Guaranteed Obligations, including any increase or decrease in the amounts payable thereunder;

(iii)	any release, non-perfection or invalidity of any direct or indirect security for any of the Guaranteed Obligations;

(iv)	any winding-up, dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting the Owner;

(v)	the existence of any claim, set-off or other rights which the Guarantor or the Owner may have at any time against the Payee;

(vi)	any invalidity, illegality or unenforceability relating to or against the Owner or any provision of Applicable Law or regulation purporting to prohibit the payment by the Owner of any amount in respect of the Guaranteed Obligations;

(vii)	any limitation, postponement, prohibition, subordination or other restriction on the rights of the Payee to payment or performance of the Guaranteed Obligations;

(viii)	any addition of any co-signer, endorser or other guarantor of the Guaranteed Obligations;

(ix)	any defense arising by reason of any failure of the Payee to make any presentment, demand for performance, notice of non-performance, protest or any other notice, including notice of acceptance of this Agreement, partial payment or non-payment of any of the Guaranteed Obligations or the existence, creation or incurring of new or additional Guaranteed Obligations;

(x)	any defense arising by reason of any failure of the Payee to proceed against the Owner or any other Person, to proceed against, apply or exhaust any security held from the Owner or any other Person for the Guaranteed Obligations, to proceed against, apply or exhaust any security held from the Owner or any other Person for the Guaranteed Obligations or to pursue any other remedy in the power of the Payee whatsoever;

(xi)	any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation;

(xii)	any defense arising by reason of any incapacity, lack of authority or other defense of the Owner or any other Person, or by reason of the cessation from any cause whatsoever of the liability of the Owner or any other Person in respect of any of the Guaranteed Obligations, except as a result of the payment or fulfillment in full of the Guaranteed Obligations, whether by contract, operation of law or otherwise;

(xiii)	any defense arising by reason of any failure by the Payee to obtain, perfect or maintain a perfected or prior (or any) Encumbrance upon any property of the Owner or any other Person, or by reason of any interest of the Payee in any property, whether as owner thereof or the holder of an Encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Payee of any right to recourse or collateral;

(xiv)	any defense arising by reason of the failure of the Payee to marshal any properties;

(xv)	any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Owner or any other Person, including any discharge of, or bar against collecting, any of the Guaranteed Obligations, in or as a result of any such proceeding; or

(xvi)	any other act or omission to act or delay of any kind by the Owner, the Payee or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 1.10(ii), constitute a legal or equitable discharge, limitation or reduction of the obligations of the Owner or the Guarantor hereunder (other than the payment or performance in full of all of the Guaranteed Obligations).

To the extent permitted by Applicable Law, the foregoing provisions of this Section 1.10(ii) apply (and the waivers set out therein will be effective) even if the effect of any action (or failure to take action) by the Owner is to destroy or diminish any subrogation rights of the Guarantor or any rights of the Owner and the Guarantor to proceed against the Payee for reimbursement or to recover any contribution from any other Person.

(c)	Recourse Need Not be Exhausted. The Payee shall not be bound to exhaust its recourse against the Owner or any other Persons or to realize on any securities it may hold in respect of the Guaranteed Obligations before being entitled to payment or performance from the Guarantor under this Section 1.10 and the Guarantor hereby renounces all benefits of discussion and division.

(d)	Transfers of Guarantor Obligations. The Guarantor may only Transfer all or any part of its obligations set forth in this Section 1.10 pursuant to the provisions of Section 1.12.

16.	Term

Subject to Section 1.16(vii), the term of this Agreement shall commence on the Effective Date and shall be perpetual.

17.	Transfers

(a)	Each of the Hycroft Parties may only Transfer their rights and obligations under this Agreement (including the Royalty Deed and Deed of Trust) or in and to the Property, if as a condition to completion of the Transfer (and the release of the Guaranteed Obligations in respect of the transferred obligations), any transferee and its Affiliates shall have first entered into an agreement, in form and substance satisfactory to the Payee, acting reasonably, to be bound by this Agreement and the Royalty Deed (including the provision of a comparable guarantee to that provided by the Parent in this Agreement by any such Affiliates of the transferee). For greater certainty, the Parent shall cause each of the Hycroft Entities that are not parties to this Agreement to comply with the terms of this Section 1.12. The Payee shall promptly negotiate in good faith and settle the form of agreement referenced in this Section 1.12(i) upon the written request of any of the Hycroft Parties.

(b)	Transfers of Interests in the Parent. For greater certainty, (i) an amalgamation, merger or consolidation of the Parent with or into another body corporate, including by way of a plan of arrangement, or (ii) a transfer of shares of the Parent, including a transfer of all of the shares pursuant to a takeover bid and subsequent acquisition transaction (including a compulsory acquisition) or a plan of arrangement, is not prohibited; provided, however, that in the case of clause (i) any successor entity to the Parent shall have acknowledged in writing to the Payee that it is bound by this Agreement.

(c)	Effect of Prohibited Transfer. Any Transfer made in violation of this Section 1.12 shall be null and void and of no force or effect whatsoever. Any Hycroft Party that Transfers its Obligations in accordance with Section 1.12(i) shall be released by the Payee from its respective Obligations hereunder, except for any Obligations that remain outstanding or for any rights that have accrued to the Payee prior to such Transfer.

18.	Transfer Rights of the Payee

(a)	Transfers. The Payee shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement (including the Royalty Deed and Deed of Trust) to any Person, without the consent of any Hycroft Party, upon the delivery of notice of such Transfer to the Hycroft Parties. In such a case, provided that such Person has agreed to be bound by such Transferred obligations under this Agreement, the Payee, as applicable, shall be released from such Transferred obligations under this Agreement.

(b)	Encumbrances. Notwithstanding anything in this Agreement, the Payee shall have the right to Transfer by way of Encumbrance, in whole or in part, its rights and obligations under this Agreement to one or more lenders providing financing to the Payee or any of its Affiliates without notice to, or the consent of, any Hycroft Party. If such transferee enforces such Encumbrance, it will provide notice to the Hycroft Parties and upon delivery of such notice, which notice shall confirm that such transferee agrees to be bound by such transferred obligations under this Agreement, such Transferee shall become a party to this Agreement with all of the rights and obligations of the Payee.

19.	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the State of Nevada. Each Hycroft Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Court of the State of Nevada. Each of the Hycroft Parties hereby irrevocably waives, to the fullest extent permitted by law, any forum non conveniens defense to the maintenance of such action or proceeding in any such court. Each Hycroft Party irrevocably consents to service of process in the State of Nevada. Nothing in this Agreement will affect the right of the Payee to serve process in any other manner or in any other jurisdiction permitted by law or to commence suits, actions or legal proceedings in any other jurisdictions.

20.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent or delivered to the respective Parties at their respective addresses, or e-mail addresses set forth below (or at or to such other address, or e-mail address as shall be designated by any Party in a written notice to the other Parties):

If to any of the Hycroft Parties:

c/o Mudrick Capital Acquisition Corporation

8181 E. Tufts Ave.

Suite 510

Denver, CO 80237

Email: Steve.Jones@hycroftmining.com

Attention: Steve Jones,

with a copy to (which copy shall not be deemed to be notice) to:

Cassels Brock & Blackwell LLP,

Suite 2200

HSBC Building

885 West Georgia Street Vancouver, BC V6C 3E8

Email: dbudd@casselsbrock.com

Attention: David Budd

and

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street

Suite 1700

Chicago, IL

60602-3801

Email: DStone@nge.com

Attention: David Stone

If to the Payee:

Sprott Private Resource Lending II (CO) Inc.

200 Bay Street, Suite 2600
Toronto, ON M5J 2J2

Attention:	Chief Financial Officer
Email:	jgrosdanis@sprott.com

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP
666 Burrard Street, Suite 2800
Vancouver, BC V6C 2Z7

Attention:	Douglas G. Shields
Email:	doug.shields@dlapiper.com

Any notice and communications shall be effective:

(a)	if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and, provided that if such date is a day other than a Business Day, where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day, where the recipient Party is located, following the date of such delivery; and

(b)	if sent by e-mail transmission and successfully transmitted before 5:00 p.m. on a Business Day, where the recipient Party is located, then on that Business Day, and if transmitted after 5:00 p.m. on that day or on a day that is not a Business Day, then on the first Business Day, where the recipient Party is located, following the date of transmission.

21.	General Provisions

(a)	Further Assurances. Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated herein, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

(b)	Obligations of Hycroft Entities. Each Hycroft Party agrees to take all action necessary to cause each and every other Hycroft Entity that is a Subsidiary of such Hycroft Party to observe, comply with and perform its covenants and obligations in this Agreement.

(c)	Memorandum for Recording. The Parties agree that no Party shall record this Agreement in any land records. The Parties agree that the Royalty Deed shall instead be recorded. The costs of preparing and recording the Royalty Deed and Deed of Trust shall be at the Owner’s cost and expense.

(d)	Confidentiality. The Payee shall not, without the express written consent of the Owner, which consent shall not be unreasonably withheld, disclose any data or information concerning the operations of the Hycroft Entities obtained in connection with this Agreement which is not already in the public domain (the “Confidential Information”); provided, however, the Payee may disclose Confidential Information without the consent of the Owner: (i) if required by Applicable Law or requested by a Government Body having jurisdiction over the Payee or its Affiliates; (ii) to the Payee’s Affiliates and to any representatives, consultants or advisers of the Payee or its Affiliates for the purpose of providing services to the Payee or its Affiliates; and (iii) to any Person to whom the Payee, in good faith, anticipates Transferring an interest in this Agreement as contemplated by Section 1.13(i) or 1.13(ii) and such Person’s Affiliates and the representatives, consultants and advisers of such Person or its Affiliates. In the case of disclosure pursuant to clause (ii) or (iii), the Payee shall be responsible to ensure that the recipient of the Confidential Information does not disclose the Confidential Information to the same extent as if it were bound by the same non-disclosure obligations of the Payee hereunder. Notwithstanding the foregoing, the Payee shall not be restricted from disclosing the terms of this Agreement or payments on account of the Royalty. For greater certainty, the Payee shall be entitled to disclose publicly data or information concerning the operations of the Hycroft Entities, without the consent of the Owner, once such information has been publicly disclosed by any of the Hycroft Entities.

(e)	No Partnership. Nothing herein shall be construed to create, expressly or by implication, a joint venture, agency relationship, fiduciary relationship, mining partnership, commercial partnership or other partnership relationship between the Payee and the Hycroft Entities.

(f)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all Applicable Laws. If, however, any provision of this Agreement shall be prohibited by or invalid under any such Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

(g)	Rule Against Perpetuities. If an arbitrator, court or tribunal of competent jurisdiction determines that the term of this Agreement violates the rule against perpetuities, the rule against unreasonable restraints on the alienation of property or any other similar rule, then the term of this Agreement shall automatically be amended to coincide with the maximum term permitted by the rule against perpetuities, the rule against unreasonable restraints on the alienation of property or any other similar rule, as applicable, and this Agreement shall not be terminated solely as a result of such violation. To the extent permitted by Applicable Laws, the Parties irrevocably release and waive the applicability of the rule against perpetuities to the Royalty. Each of the Owner and the Payee agrees and covenants, for itself and its successors and assigns, that it will not commence any action or arbitration proceeding to declare the Royalty ineffective, invalid or void based on the rule against perpetuities, and that it will not in any action or arbitration proceeding commenced by the other Party, or its successors and assigns, as applicable, assert as an affirmative defense against any claim for relief for enforcement of this Agreement that this Agreement is ineffective, invalid or void based on the rule against perpetuities.

(h)	Entire Agreement. This Agreement together with the Royalty Deed and Deed of Trust reflects the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto, including but not limited to the indicative term sheet dated April 15, 2019 issued by Payee to and accepted by the Parent, as amended, modified, supplemented, restated or replaced from time to time.

(i)	Joint and Several. The covenants, agreements, representations, warranties, and acknowledgments of the Hycroft Parties in this Agreement shall constitute the joint and several covenants, agreements, representations, warranties, and acknowledgments of the Hycroft Parties and shall be read and construed accordingly.

(j)	Amendments. No amendment to any provision of this Agreement shall be effective unless it is in writing and has been signed by the all of the Parties. Any such amendment shall be effective only in the specific instance and for the specific purpose for which given.

(k)	Waiver. No waiver of any provision of this Agreement, or consent to any departure by any Hycroft Party therefrom, shall be effective unless it is in writing and has been signed by Payee. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of Payee to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(l)	Specific Performance. Each of the Hycroft Parties acknowledges that any breach of this Agreement may cause the Payee irreparable harm for which damages are not an adequate remedy. The Hycroft Parties agree that, in the event of any such breach, in addition to other remedies at law or in equity that the Payee may have, the Payee shall be entitled to seek specific performance.

(m)	Binding Effect; No Beneficiaries. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Payee. This Agreement is entered into for the sole protection and benefit of the Parties hereto and their successors and assigns, and no other Person (other than the indemnified Persons referred to in Section 1.9) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

(n)	Costs and Expenses. Each of the Parties shall be responsible for paying all costs and expenses incurred by them, respectively, in connection with the negotiation and preparation of this Agreement.

(o)	Counterparts. This Agreement may be executed in counterparts and such executed counterparts may be delivered by electronic transmission of an authorized signature (including in pdf) and each such counterpart shall be deemed to form part of one and the same document.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Royalty Agreement as of the date and year first above written.

MUDRICK CAPITAL ACQUISITION CORPORATION

By:
Name:
Title:

HYCROFT RESOURCES & DEVELOPMENT, INC.

By:
Name:
Title:

SPROTT PRIVATE RESOURCE LENDING II (CO) INC.

By:
Name:
Title:

royalty agreement signature page

Schedule A

DESCRIPTION OF THE PROPERTY

See attached.

Schedule B

PERMITTED ENCUMBRANCES

1.	Encumbrances for taxes, assessments or governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

2.	Encumbrances imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ liens, in each case, incurred in the ordinary course of business and securing payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

3.	Easements, rights of way, zoning ordinances, and other similar land use and environmental regulations.

4.	Overlaps of unpatented mining claims on patented mining claims, fee lands and other lands withdrawn from mineral entry under the Mining Law of 1872.

5.	The paramount title of the United States in and the rights of citizens under applicable law to enter on unpatented mining claims.

6.	Any easement or right-of-way which is not of record or any road which may be proven to be a public road under the Act of July 26, 1866, 12 Stat. 253, 43 USC 932, repealed by the Federal Land Policy Management Act of 1976, P.L. No. 94-579, 90 Stat. 2793, or under NRS 405.191 et seq.

7.	The reservation of water resources by the United States pursuant to Executive Order Public Water Reserve No. 107.

8.	The reservations in any grants or patents of the United States of any fee lands or patented mining claims.

9.	Crofoot royalty as described in the Fourth Amendment Agreement dated January 1, 1996 between Daniel M. Crofoot, for himself and as trustee, BlackRock Properties, Inc., a Nevada corporation, and the Owner, being a 4% net profit interest royalty retained by the original owners of the Crofoot property, which is payable to the maximum of $7,600,000.

10.	Reservation of sulfur on Crofoot patented and unpatented mining claims as described in the Deed of Patented Mining Claims With Reservation of Net Proceeds Royalty and Sulphur Mineral Rights and Deed of Unpatented Mining Claims With Reservation of Net Proceeds Royalty and Sulphur Mineral Rights each dated January 1, 1996.

11.	Encumbrances granted in favor of the Lender as security for all indebtedness, liabilities and obligations outstanding from time to time pursuant to the Credit Agreement and the other Facility Documents (as defined in the Credit Agreement).

12.	Encumbrances granted in favor of the holders of Exchanged 1.25 Lien Notes (as defined in the Credit Agreement) as security for all indebtedness, liabilities and obligations outstanding from time to time pursuant to the Exchanged 1.25 Lien Notes.

Schedule C

REPRESENTATIONS AND WARRANTIES OF THE Hycroft Parties

No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

1.	Organization and Powers. Each Hycroft Party is:

(a)	duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to execute and deliver, and perform its obligations under this Agreement;

(b)	qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the nature and location of its assets requires such qualification or licensing except where such failure to qualify or be licensed or in good standing would not have a Material Adverse Effect; and

(c)	has all requisite power and authority to own and lease its assets and carry on its business.

2.	Authorization; No Conflict. The execution and delivery by each Hycroft Party of, the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action of such Hycroft Party and do not and will not:

(a)	violate the terms of the constating documents of such Hycroft Party;

(b)	conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving notice or lapse of time or both), any written or oral contract, agreement, license, concession, indenture, mortgage, debenture, note or other instrument to which any Hycroft Entity is a party, subject or otherwise bound (including with respect to its assets) in each case except as would not have a Material Adverse Effect;

(c)	violate in any material respect any Applicable Law to which any Hycroft Entity is subject or otherwise bound (including with respect to its assets); or

(d)	except as contemplated by this Agreement, result in, or require, the creation or imposition of any Encumbrance upon or with respect to any of the assets or properties that comprise the Project.

3.	Solvency. Each Hycroft Party is Solvent and no Hycroft Party will be rendered Insolvent by the execution and delivery of this Agreement.

4.	Execution; Binding Obligation. This Agreement has been duly and validly executed and delivered by each Hycroft Party. This Agreement constitutes a legal, valid and binding obligation of each Hycroft Party, enforceable against such Hycroft Party in accordance with its terms, except to the extent enforcement may be affected by Applicable Laws and regulations relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.	Consents. No Hycroft Entity is required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution, delivery or performance of the obligations of the Hycroft Parties under this Agreement or the consummation of the transactions contemplated herein, except for recordings or filings in connection with the perfection of the Royalty Deed and Deed of Trust in favor of the Payee.

6.	No Defaults. No event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) has contravened, conflicted with or resulted in, or may contravene, conflict with or result in, a violation or breach of, or give any Hycroft Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract, lease, license, concession, Authorization, agreement, indenture, mortgage, debenture, note, instrument, or Order to which it is a party or by which it or its properties and assets may be bound, and, to the knowledge of each of the Hycroft Parties, each other Person that is party thereto is in compliance in all material respects with the terms and requirements thereof, in each case, except as would not have a Material Adverse Effect.

7.	Litigation. Save and except for the class action disclosed to the Payee in the Credit Agreement, there are no material actions, suits, investigations, claims or proceedings pending or, to the knowledge of each of the Hycroft Parties, threatened against or directly affecting the Owner or the Project by or before any Governmental Body.

8.	Insurance. The properties, assets and operations of the Owner are insured with reputable insurance companies (not Affiliates of any Hycroft Entity), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Owner operates.

9.	Title to Property; Liens. The Owner (i) has good and marketable leasehold title to all leases of real property included within the Property (ii) has good and marketable possessory and record title to all unpatented mining claims and millsite claims included within the Property, except for such claims that are leased to the Owner and are covered under part (i) of this paragraph, (iii) has good and marketable title to such other real property interests included within the Property and not otherwise included under parts (i) and (ii) of this paragraph, and (iv) has good and marketable title to or hold a good and marketable leasehold interest in such properties and assets, which are not real property interests, and comprise part of the Project. Except for Permitted Encumbrances, there are no Encumbrances upon or with respect to any of the properties and assets included in the Property. Without limiting the foregoing:

(a)	save and except for the Permitted Encumbrances listed in Sections Article 9 and Article 10 of 2, no Person other than the Owner has any rights to participate in or operate the Property and the Project;

(b)	the Property comprises all of the real property, mineral and surface interests held by the Owner in respect of the Project;

(c)	the Property constitutes all real property, mineral, surface interests and ancillary rights necessary for, as applicable, the construction, development and mining operations of the Project, as currently operated and substantially in accordance with the current development or mine plan; and

(d)	save and except for the Permitted Encumbrances listed in Sections Article 9 and Article 10 of 2, none of the Property or Minerals therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty.

10.	Maintenance of Property. All mining claim maintenance fees, rentals, royalties, recording fees, taxes and all other amounts have been paid when due and payable and all other actions and all other obligations as are required to maintain the Property have been taken and complied with in all material respects.

11.	Authorizations. The Owner has obtained or been issued all Authorizations (including environmental Authorizations) and Other Rights (A) which are necessary for the conduct of exploration, development and operating activities as such activities are currently being conducted at or on the Property or in connection with the Project, or (B) the failure of which to be obtained would not have a Material Adverse Effect. There are no facts or circumstances that might reasonably be expected to adversely affect the issuance or obtaining of any Authorizations (including environmental Authorizations) or Other Rights in the ordinary course of business by the time they are necessary for the conduct of exploration and development activities and the eventual commencement and ongoing commercial production at or on the Property or in connection with the Project, as applicable.

12.	Compliance with Applicable Laws. The Owner and the Property (as and when owned by Owner) are and have been in compliance in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, the Owner and the Property (as and when owned by Owner) are and have been in compliance in all material respects with all applicable Environmental Laws, and there are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the knowledge of each of the Hycroft Parties, threatened against or affecting any Hycroft Entity with respect to the ownership, use, maintenance and operation of the Property, relating to any applicable Environmental Laws, where any adverse determination with respect thereto or liability imposed therein could have a Material Adverse Effect.

13.	Subsidiaries. The Owner is a direct, wholly owned Subsidiary of Allied. Allied is a direct, wholly-owned Subsidiary of the Parent.

14.	No Subordination. There is no agreement, indenture, contract or instrument to which any Hycroft Entity is a party or by which it or any of its properties or assets may be bound that requires the Royalty Deed and Deed of Trust to be subordinate to any other Encumbrance on the Property. Upon recording the Royalty Deed and Deed of Trust against the Property, the Royalty Deed and Deed of Trust shall be senior to any and all other Encumbrances other than the Permitted Encumbrances.

15.	Mineral Reserves and Resources. The most recent estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves, if any, and technical reports disclosed by the Parent for the Project have been prepared and disclosed in accordance with accepted mining industry practices and in accordance with the requirements prescribed by National Instrument 43-101 or SEC Regulations and the companion policy thereto (as in effect on the date of publication of the relevant report or information); neither of the Hycroft Parties has any knowledge that the mineral resources or mineral reserves (or any other material aspect of any technical reports) as disclosed are inaccurate in any material respect; there are no outstanding unresolved comments of any securities commission or other securities regulatory authority in each province and territory of Canada or the United States, in which the Parent is a reporting issuer (the “Securities Regulatory Authorities”) in respect of the technical disclosure made by the Parent; and, to the knowledge of each of the Hycroft Parties, there has been no material reduction in the aggregate amount of estimated mineral resources and reserves, if any, for the Property, from the amounts last disclosed by Parent.

16.	Regulatory Compliance. The Parent has filed, on a timely basis, all required reports, schedules, financial statements, forms, registrations, certifications and other documents together with any amendments required to be made with respect thereto with the applicable Securities Regulatory Authorities (together with the exhibits and other information incorporated therein, the “Parent Securities Documents”) and paid all fees and assessments due and payable in connection therewith; as of their respective dates of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent Securities Documents complied in all material respects with the requirements of Applicable Laws and none of the Parent Securities Documents contained any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading; the Parent has not filed any confidential material change reports which continue to be confidential.

17.	Brokers and Finders. No Hycroft Party has employed any broker or finder or incurred any liability for any brokerage fee, commission, finders’ fee or any other similar payment in connection with the transactions contemplated by this Agreement that could give rise to any claim against the Payee for brokerage fees, commissions, finders’ fees or any other similar payments.

18.	Disclosure. All information relating to the Property provided to the Payee or any of its representatives or advisors, or made available to the Payee or any its representatives or advisors, is true, accurate and complete in all material respects.

FINAL FORM

Schedule D

FORM OF ROYALTY DEED

(separately attached hereto)

Schedule D
to
Royalty Agreement

Assessor Parcel No’s (for patented mining claims)

Recording requested by, and
when recorded mail to:

Sprott Private Resource Lending II (CO) Inc.

c/o Wells Parker
Dorsey & Whitney LLP

111 S. Main Street, Suite 2100

Salt Lake City, UT 84111-2176

The undersigned affirm this document does not contain the personal information of any person.

ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

THIS ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT (this “Royalty Deed and Memorandum”), dated effective as of the [●] day of [●], 2020 (the “Effective Date”) is by and among Hycroft Resources & Development, Inc., a Nevada corporation (“Owner”), and Sprott Private Resource Lending II (CO) Inc., an Ontario corporation (“Payee”).

Recital

Owner and Mudrick Capital Acquisition Corporation (collectively, the “Hycroft Parties”) and Payee are parties to that certain Royalty Agreement (“Agreement”) dated as of [●], 2020 under which Owner grants to Payee a Royalty in and to the Property as such terms are defined and further described in this Royalty Deed and Memorandum. This Royalty Deed and Memorandum is executed for the purpose of affording notice of the existence of the Agreement and the terms and provisions thereof, which terms and provisions are incorporated herein by reference for all purposes. This Royalty Deed and Memorandum summarizes some of the terms and provisions of the Agreement and is not intended to contain all of the terms and provisions of the Agreement or to alter or vary any of the terms and provisions of the Agreement. Unless otherwise defined herein, all capitalized terms in this Royalty Deed and Memorandum shall have the meanings assigned to them in the Agreement.

Royalty Deed and Memorandum

The Agreement contains the following principal terms, among others:

1.           Royalty. Owner has created, granted and conveyed to Payee under the Agreement, and does hereby create, grant and convey to Payee, a perpetual royalty in the amount of 1.50% of Net Smelter Returns from Precious Metals produced from those properties described on Exhibit A hereto (“Property”), as more specifically set forth and calculated in the Agreement (“Royalty”).

a.       “Precious Metals” means gold and silver in whatever form or state, which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property.

b.       The terms for calculating the Net Smelter Returns and payment of the Royalty are set forth in the Agreement.

c.       Owner may, but is not obligated to, repurchase up to 33.3% of the Royalty pursuant to terms set forth in the Agreement. Owner’s repurchase right may be exercised only on the following dates: (i) the first anniversary of the Effective Date and (ii) the second anniversary of the Effective Date. In the event Owner exercises its right to repurchase a portion of the Royalty, an instrument memorializing such repurchase will be recorded in the public records of Humboldt County and Pershing County, Nevada.

d.       The Royalty is an interest in real property and constitutes the grant of a vested present interest in the Property and a covenant running with the land and all successions thereof, whether created privately or through government action. The Royalty shall be applicable to the Property and binding upon the Owner and the successors and assigns of the Property. The Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof. If the United States establishes a leasing system or other system of tenure for lands or Precious Metals now subject to location under applicable mining laws, and if the new system gives the Owner an election to acquire rights under the new system in exchange for or in modification of property rights comprising part of the Property, the Royalty, the Agreement and this Royalty Deed and Memorandum shall extend to the lease or other rights granted by the new system in exchange for such property rights included in the Property.

e.       Payee shall have all of the rights and incidents of ownership of a non-participating royalty owner, which incidents are covenants running with the Property and include: (a) the ownership of the non-participating royalty interests which are interests in real property; (b) the right to receive, free of expenses other than those deductible in the calculation of net smelter returns, the Royalty payments; and (c) the obligation of Owner, its successors or assigns, to make the Royalty payments and taxes assessed to Payee, which obligation shall run with the land. Payee, however, shall not have or claim any incidents of the fee simple ownership in the Property, which incidents include: (a) the right to enter, explore, develop or mine the claims; (b) the right to execute leases, operating agreements, or similar instruments with respect to the Property; (c) the right to share in bonus payments made as the consideration for the execution of leases or other instruments; and (d) the right to participate in any manner in the decisions concerning, or the conduct of, operations on the Property.

2.             Term. The term of the Agreement commences on the Effective Date and is perpetual.

3.             Abandonment. The Owner shall not abandon any unpatented claims comprising part of the Property or any other interest in the Property unless it first complies with the Agreement. If the Owner wishes to abandon any of the patented or unpatented claims comprising part of the Property or any other interest in the Property (“Abandonment Property”), the Owner shall first give notice of such intention to the Payee at least 60 days in advance of the proposed date of abandonment. If, not less than 15 days before the proposed date of abandonment, the Owner receives from the Payee written notice that the Payee wishes to acquire the Abandonment Property, the Owner shall, without additional consideration, convey the Abandonment Property in good standing by quit claim deed, without warranty, to the Payee or an assignee thereof, and shall thereafter have no further obligation to maintain title to the Abandonment Property. If the Payee does not give such notice to the Owner within the prescribed period of time, the Owner may abandon the Abandonment Property and shall thereafter have no further obligation to maintain title to the Abandonment Property; provided, however, that if any Hycroft Party reacquires a direct or indirect interest in any of the Abandonment Property within ten years following such abandonment, the production of Precious Metals from such property shall be subject to the Royalty, the Agreement and this Royalty Deed and Memorandum from the effective date of reacquisition. The Owner shall give prompt written notice to the Payee of any such reacquisition.

4.             Grant of Security Interest; Deed of Trust. Subject to the Permitted Encumbrances, the Hycroft Parties have granted and agree to grant to the Payee, a continuing security interest and a first priority lien on the Property, including all proceeds and products thereof, in order to secure prompt payment of the obligations and prompt performance by the Hycroft Parties of each and all of their covenants and obligations under the Agreement and this Royalty Deed and Memorandum and any amendments thereto. The Payee’s security interest and first priority lien on the Property is and shall be evidenced by the execution and delivery of the Deed of Trust by the Owner, and such other security documents as Payee may reasonably require. The Owner shall promptly register or record the duly executed Deed of Trust and such other security documents as Payee may reasonably require with all applicable registries or recording offices, including in the Offices of the Recorder of Humboldt County, Nevada and Pershing County, Nevada.

5.             Grant of Encumbrances. Except as provided herein or in the Agreement, Owner shall not cause or allow to be registered or otherwise permit to exist any Encumbrance on the Property ranking senior to or equally with this Royalty Deed and Memorandum other than the Permitted Encumbrances.

6.             Notice. All notices and communications to the parties shall be delivered as follows:

If to the Hycroft Parties:

Hycroft Resources & Development, Inc.
c/o Mudrick Capital Acquisition Corp

8181 E. Tufts Ave.

Suite 510

Denver, CO 80237

Email: Steve.Jones@hycroftmining.com

Attention: Steve Jones,

with a copy to (which copy shall not be deemed to be notice) to:

Cassels Brock & Blackwell LLP,

Suite 2200

HSBC Building

885 West Georgia Street Vancouver, BC V6C 3E8

Email: dbudd@casselsbrock.com

Attention: David Budd

and

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street

Suite 1700

Chicago, IL

60602-3801

Email: DStone@nge.com

Attention: David Stone

If to Payee:

Sprott Private Resource Lending II (CO) Inc.

200 Bay Street, Suite 2600
Toronto, ON M5J 2J2

Attention: Chief Financial Officer
Email: jgrosdanis@sprott.com

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP
666 Burrard Street, Suite 2800
Vancouver, BC V6C 2Z7

Attention: Douglas G. Shields
Email: doug.shields@dlapiper.com

7.             Transfers. The Owner may only Transfer its rights and obligations under the Agreement and this Royalty Deed and Memorandum, or in and to the Property, if as a condition to completion of the Transfer (and the release of the Guaranteed Obligations in respect of the transferred obligations), any Transferee and its Affiliates shall have first entered into an agreement, in form and substance satisfactory to the Payee, acting reasonably, to be bound by the Agreement and this Royalty Deed and Memorandum (including providing comparable guarantees to that provided by Parent). A “Transfer” includes any sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions.

8.             Relationship Between this Royalty Deed and Memorandum and the Agreement. This Royalty Deed and Memorandum has been executed and recorded in order to apprise third parties and the public generally of the essential terms and conditions of the Agreement. The Agreement contains numerous provisions and details not reflected in this Royalty Deed and Memorandum. In the event of any conflict or inconsistency between the terms and conditions of this Royalty Deed and Memorandum and those of the Agreement, the terms and conditions of the Agreement shall in all instances prevail and govern. As between the parties, this Royalty Deed and Memorandum is not intended to create and shall not create any terms, conditions, rights, privileges, liabilities, duties or obligations not expressly provided for and set forth in the Agreement. Neither the Agreement nor this Royalty Deed and Memorandum shall imply or give rise to any rights on the part of any person not a party to the Agreement. Requests for information regarding the Agreement should be made to the parties at the addresses set forth above

9.             Counterparts. This Royalty Deed and Memorandum may be executed in counterparts and each such counterpart shall be deemed to form part of one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Royalty Deed and Memorandum to be signed and executed.

HYCROFT RESOURCES & DEVELOPMENT, INC.

By:
Name:
Title:

STATE OF	)
) §
County of	)

This instrument was acknowledged before me on _____________________ by ____________________, the____________________ of Hycroft Resources & Development, Inc., a Nevada corporation.

Signature of Notarial Officer

SPROTT PRIVATE RESOURCE LENDING II (CO) INC.

By:
Name:
Title:

STATE OF	)
) §
County of	)

This instrument was acknowledged before me on _____________________ by ____________________, the _______________________ of Sprott Private Resource Lending II (CO) Inc., an Ontario corporation.

Signature of Notarial Officer

(Seal)

Exhibit A
to
Royalty Deed and Memorandum of Royalty Agreement

PROPERTY

Part 1 of Exhibit A

The Property subject to this Royalty Deed and Memorandum includes all right, title and interest of any of the Hycroft Parties to:

(ee)	patented claims, fee title, mineral or mining leases, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, easements, surface use agreements and any other right, title or interest to use the surface estate, all as more particularly described in Part 2 of this Exhibit A;

(ff)	all water, water rights, ditches and ditch rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or nontributary), permits and other evidence of authority, water shares, water contracts, water allotments, and other rights in and to the use of water of any kind or nature, whether like or unlike the foregoing, decreed or undecreed, appurtenant to or historically used on or in connection with the properties and rights referred to in subparts (a) and (b) above, including the water rights described in Part 2 of this Exhibit A, and all ditches, headgates, outlet structures, measuring devices, pumps, pipelines, sprinkler systems, and other equipment or devices associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with the water rights, and all easements, rights of way, permissions, licenses or other rights associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with any of the water rights or water facilities described herein;

(gg)	all Minerals, Authorizations and Other Rights, all other property, stockpiles, tailings, buildings, structures, facilities and fixtures used, affixed or situated thereon, Utility Commitments and other rights or assets in each case relating to the interests referred to in (w) and (x) above; and

(hh)	any of the foregoing subsequently acquired.

Part 2 of Exhibit A

[To come.]